Exhibit 5

MILLER NASH LLP

ATTORNEYS AT LAW

111 S.W. FIFTH AVENUE, SUITE 3400

PORTLAND, OREGON 97204-3699

TELEPHONE (503) 224-5858

FACSIMILE (503) 224-0155

January 31, 2014

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Subject: Registration Statement on Form S-1

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (File No. 333-192361) (“Registration Statement”) filed by CytoDyn Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), for public resale by certain shareholders of the Company (the “Selling Shareholders”) of up to 39,483,025 shares of the Company’s Common Stock (the “Registrable Shares”), including 17,017,405 Shares issuable upon exercise of common stock purchase warrants (the “Warrants”).

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Company’s articles of incorporation, as amended;

(ii)	the Company’s amended and restated bylaws;

(iii)	resolutions of the board of directors of the Company;

(iv)	the Registration Statement and exhibits thereto;

(v)	forms of Warrant agreements entered into between the Company and the Selling Shareholders; and

(vi)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinion expressed below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. We have further assumed that, with respect to Registrable Shares issued and sold by the Company prior to the date hereof, the Company has taken all necessary and appropriate steps to confer ownership on each purchaser without delivery of a physical certificate. As to questions of fact material to the opinion, we have relied without investigation upon statements of officers of the Company.

This opinion is limited to the laws of the State of Colorado, and no opinion is expressed as to any matter governed by the laws of any other jurisdiction.

Based on and subject to the foregoing, it is our opinion that the Registrable Shares presently outstanding are validly issued, fully paid and nonassessable, and the balance of the Registrable Shares, when issued and sold by the Company upon exercise of the Warrants and upon receipt by the Company of payment for such shares in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and in any amendments. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/Miller Nash LLP